SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

VIDEO NETWORK COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1) Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VIDEO NETWORK COMMUNICATIONS, INC.

50 International Drive
Portsmouth, New Hampshire 03801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2003

To Our Stockholders:

      Notice is hereby given that the 2003 Annual Meeting of Stockholders of Video Network Communications, Inc. (the “Company”) will be held at the Company’s headquarters, located at 50 International Drive, Portsmouth, New Hampshire 03801, on Tuesday, May 6, 2003 at 1:00 p.m., local time, for the following purposes:

1.	To elect five directors of the Company one of whom will serve until the Annual Meeting of Stockholders to be held in 2004 or until his successor is elected and qualified or his earlier death, resignation or removal, two of whom will serve until the Annual Meeting of Stockholders to be held in 2005 or until their successors are elected and qualified or their earlier death, resignation or removal and two of whom will serve until the Annual Meeting of Stockholders to be held in 2006 or until their successors are elected and qualified or their earlier death, resignation or removal;

2.	To transact such other business as may properly come before the 2003 Annual Meeting of Stockholders or any adjournment thereof.

      Only holders of record of our common stock at the close of business on April 4, 2003 will be entitled to notice of, and to vote at, the 2003 Annual Meeting of Stockholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

Roger A. Booker
Secretary

Dated: April 15, 2003

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE THE ENCLOSED PROXY BY INTERNET, BY TELEPHONE OR VIA THE MAIL. IF YOU VOTE BY MAIL, PLEASE SIGN AND DATE THE PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

VIDEO NETWORK COMMUNICATIONS, INC.

50 International Drive
Portsmouth, New Hampshire 03801

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2003

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

      We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2003 Annual Meeting of Stockholders. Our 2003 Annual Meeting will be held at the Company’s headquarters, located at 50 International Drive, Portsmouth, New Hampshire 03801, on Tuesday, May 6, 2003, at 1:00 p.m., local time. We have given you information regarding the purposes of the 2003 Annual Meeting of Stockholders and the matters to be acted upon in the accompanying notice of Annual Meeting of Stockholders. In this proxy statement, we refer to Video Network Communications, Inc., a Delaware corporation, as we, the Company, Video Network Communications or VNCI. We refer to our stockholders as you or the stockholders.

      In lieu of an Annual Report to Stockholders for the year ended December 31, 2002, we are mailing a copy of our Annual Report on Form 10-KSB for the year ended December 31, 2002, including our audited financial statements but excluding exhibits, to our stockholders who are entitled to vote at the 2003 Annual Meeting of Stockholders. We will also provide you with copies of the exhibits to the Annual Report on Form 10-KSB for a reasonable fee, upon written request to Roger A. Booker, Secretary, Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. The Annual Report on Form 10-KSB does not form any part of the material for the solicitation of proxies.

      We will pay all of the costs of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, our officers and other employees may solicit proxies by personal interview, telephone and e-mail. We will not pay any of these persons compensation for those services, which will be performed in addition to their regular duties. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that are held of record by such firms. We will reimburse those persons for their reasonable out-of-pocket expenses in forwarding the proxy soliciting materials.

      We will have a list of the holders of our common stock entitled to vote at the 2003 Annual Meeting of Stockholders available for examination by any stockholder of our Company, for any purpose germane to the meeting, for ten days prior to the meeting. The list will be open for examination at our corporate offices located at 50 International Drive, Portsmouth, New Hampshire 03801.

      This proxy statement and the enclosed proxy are first being mailed to our stockholders on or about April 18, 2003.

How to Vote Your Proxy or Revoke a Prior Proxy

      We are enclosing a proxy for use at the 2003 Annual Meeting of Stockholders and a return envelope. Shares of our common stock that are outstanding on the record date for the 2003 Annual Meeting of Stockholders that are represented by a properly executed proxy will be voted at the Annual Meeting of Stockholders in accordance with the instructions in the proxy if the proxy is timely received and not revoked.

If you do not indicate any instructions on the proxy, the proxy holders will vote your shares of common stock “FOR” the proposal to elect one director of the Company to serve a one year term expiring at the Annual Meeting of Stockholders to be held in 2004 or until his successor is elected and qualified or his earlier death, resignation or removal, to elect two directors of the Company to serve two year terms expiring at the Annual Meeting of Stockholders to be held in 2005 or until their successors are elected and qualified or their earlier death, resignation or removal and to elect two directors of the Company to serve three-year terms expiring at the Annual Meeting of Stockholders to be held in 2006 or until their successors are elected and qualified or their earlier death, resignation or removal. You also give us discretionary authority in the proxy as to any matters not specifically referred to herein. We are not aware of any other matters that are likely to be brought before the 2003 Annual Meeting of Stockholders. However, if any other matters properly come before the Annual Meeting of Stockholders, the persons named in the proxy are fully authorized to vote on those matters in accordance with their judgment and discretion.

      You may revoke a proxy that you have given us at any time prior to its exercise at the 2003 Annual Meeting of Stockholders. If you would like to revoke a prior proxy, you may do so by (1) giving written notice of revocation to the Secretary of our company, (2) properly submitting to us a newly executed proxy bearing a later date, or (3) voting in person at the Annual Meeting of Stockholders. You should address all written notices of revocation of a proxy or other communications with respect to revocation of proxies to Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Voting Procedure

      All holders of record of our common stock at the close of business on April 4, 2003, the record date of the 2003 Annual Meeting of Stockholders, will be eligible to vote at the Annual Meeting of Stockholders. Each holder of our common stock is entitled to one vote at the Annual Meeting of Stockholders for each share of common stock held on the record date. As of April 4, 2003, there were 58,176,919 shares of our common stock outstanding.

      If a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting of Stockholders is present at the meeting in person or by proxy, a quorum necessary for the transaction of business will be present at the Annual Meeting of Stockholders. The inspector of election for the Annual Meeting of Stockholders will tabulate votes cast in person or by proxy, abstentions and broker non-votes (which we define below) and will consider those votes, abstentions and broker non-votes in the determination of whether a quorum is present at the 2003 Annual Meeting of Stockholders. The inspector of election will treat shares represented by executed proxies that abstain from voting as shares that are present and entitled to vote at the meeting for purposes of determining whether a matter has been approved. If, with respect to any shares, a broker or other nominee submits a proxy indicating that instructions have not been received from the beneficial owners or the persons entitled to vote, and that such broker or other nominee does not have discretionary authority to vote such shares (a “broker non-vote”) on either proposal, those shares will not be treated as present and entitled to vote for purposes of determining whether the proposal is approved.

      Moneyline Networks, LLC (“Moneyline”), a wholly owned subsidiary of Moneyline Telerate Holdings, owns approximately 57.0% of our issued and outstanding common stock. Moneyline acquired these shares in May 2002 and July 2002. You should read the sections entitled “Directors and Executive Officers-Board Membership Agreements” and “Certain Transactions-Relationship with Moneyline” in this proxy statement for further details on this investment by Moneyline and their corporate governance rights. Moneyline has indicated to the Company it will vote in favor of each of the nominees for election to our Board.

SECURITY OWNERSHIP

      We are presenting the information set forth below regarding beneficial ownership of the common stock in accordance with rules of the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under the Commission’s rules, beneficial ownership of common stock includes any shares as to which a person has the sole or shared voting power or investment power, and also includes any shares which a person has the right to acquire within 60 days of the date of this proxy statement through the exercise of any stock option, warrant or other right.

      All numbers have been appropriately adjusted for a one-for-five reverse split of our Common Stock approved by Stockholders on February 4, 2002 and effected February 5, 2002.

Security Ownership of Our Directors, Executive Officers and Principal Stockholders

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2003, by (i) all persons known by us to beneficially own five percent (5%) or more of the outstanding shares of common stock, (ii) each current director and each person nominated for election as a director, (iii) each of our executive officers, and (iv) all of our current directors and executive officers, as a group. Unless otherwise noted, each stockholder named has sole voting and investment power with respect to such shares, subject to community property laws where applicable.

	Shares of VNCI Common Stock
	Beneficially Owned

	Number	Percentage(1)

Principal Stockholder:
Moneyline Telerate Holdings (2)	33,289,824	57.1%
EBC Affiliates (3)	4,694,241	7.9%
Rubenstein Affiliates (4)	8,059,163	13.6%
Directors and Executive Officers:
Charles F. Auster (5)	33,289,824	57.1%
Nicholas Balletta (6)	—	*
Bernard Battista (7)	33,289,824	57.1%
Roger A. Booker (8)	41,272	*
Eugene R. Cacciamani (9)	14,187	*
James Cali (10)	—	*
Ronald K. Dobes (11)	14,999	*
Frank Joanlanne (12)	—	*
Lawrence Kinsella (13)	33,289,824	57.1%
Carl Muscari (14)	137,500	*
Alexander Russo (15)	33,289,824	57.1%
David A. Walsh (16)	33,289,824	57.1%
All directors and executive officers as a group (12 persons) (17)	33,497,782	57.3%

(1)	Applicable percentage of ownership as of March 14, 2003 is based on 58,176,919 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with rules of the SEC. For each beneficial owner, shares of Common Stock subject to options or warrants exercisable within 60 days of March 14, 2003 are deemed outstanding.

(2)	Moneyline Telerate Holdings holds its interest in VNCI through its wholly owned subsidiary Moneyline Networks, LLC. The address of Moneyline Networks, LLC and of Moneyline Telerate Holdings is 233 Broadway, New York, NY 10279. Includes 100,000 shares of Common Stock that may be acquired upon the exercise of warrants.

(3)	EBC Affiliates refers to EarlyBirdCapital and certain of its affiliates. The address of EarlyBirdCapital and its affiliates is One State Street Plaza, 24th Floor, New York, New York 10004. Includes 812,631 shares of Common Stock that may be acquired upon exercise of options and warrants.

(4)	Rubenstein Affiliates refers to Mr. Barry Rubenstein, Wheatley, Seneca, Woodland Fund, Woodland Partners, Woodland Services Corporation and the Rubenstein Foundation. The address of Mr. Barry Rubenstein and the Rubenstein Foundation is 68 Wheatley Road, Brookville, New York 11545. The address of Wheatley is 80 Cuttermill Road, Great Neck, New York 11021. The address of Seneca, Woodland Fund, Woodland Partners and Woodland Services Corp. is 68 Wheatley Road, Brookville, New York 11545. Woodland Services Corp. is a general partner of Seneca and Woodland Fund. Mr. Barry Rubenstein is a general partner of Wheatley, Seneca, Woodland Fund and Woodland Partners, an officer and director of Woodland Services Corp. and a Trustee of the Rubenstein Foundation. Mrs. Marilyn Rubenstein is a general partner of Woodland Partners, a Trustee of the Rubenstein Foundation and an officer of Woodland Services Corp., and is the wife of Mr. Barry Rubenstein. Each of Mr. Barry Rubenstein and Mrs. Marilyn Rubenstein disclaim ownership of these securities except to the extent of his or her equity interest therein. Applewood Capital Corp., Irwin Lieber and Barry Fingerhut are also general partners of Wheatley, and Messrs. Irwin Lieber and Barry Fingerhut are also officers and directors of Applewood Capital Corp., and as such, may be deemed to exercise voting and investment power over the securities owned by Wheatley. Seth Lieber and Jonathan Lieber are also general partners of Wheatley and officers of Applewood Capital Corp., and as such, may be deemed to exercise voting and investment power over these securities owned by Wheatley. Applewood Capital Corp., Irwin Lieber, Barry Fingerhut, Seth Lieber and Jonathan Lieber disclaim beneficial ownership of the equity securities owned by Wheatley except to the extent of his or its equity interest therein. Brian Rubenstein and Rebecca Altman are also Trustees of the Rubenstein Foundation and, as such, may be deemed to exercise beneficial ownership of these securities owned by the foundation. Brian Rubenstein is the son and Rebecca Altman is the daughter of Barry and Marilyn Rubenstein. Each disclaims beneficial ownership of the equity securities owned by the Rubenstein Foundation except to the extent of his or her equity interest therein. Includes 1,135,790 shares of Common Stock that may be acquired upon exercise of warrants.

(5)	The address of Mr. Auster is c/o One Equity Partners, 320 Park Ave., 18th Floor New York, NY 10022. Includes 100,000 shares of Common Stock issuable upon the exercise of warrants. Mr. Auster may be deemed to beneficially own Moneyline’s interest in VNCI, however, Mr. Auster disclaims any such beneficial ownership.

(6)	The address of Mr. Balletta is c/o Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801.

(7)	The address of Mr. Battista is c/o Moneyline, 233 Broadway, New York, NY 10279. Includes 100,000 shares of Common Stock issuable upon the exercise of warrants. Mr. Battista may be deemed to beneficially own Moneyline’s interest in VNCI, however, Mr. Battista disclaims any such beneficial ownership.

(8)	The address of Mr. Booker is c/o Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. Includes 40,993 shares of Common Stock issuable upon exercise of options.

(9)	The address of Dr. Cacciamani is c/o Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. Consists of 14,187 shares of Common Stock issuable upon exercise of options.

(10)	The address of Mr. Cali is c/o Moneyline, 233 Broadway, New York, NY 10279. Mr. Cali transferred to Moneyline in March 2003.

(11)	The address of Mr. Dobes is c/o Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. Consists of 14,999 shares of Common Stock issuable upon exercise of options.

(12)	The address of Mr. Joanlanne is c/o Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801.

(13)	The address of Mr. Kinsella is c/o Moneyline, 233 Broadway, New York, NY 10279. Includes 100,000 shares of Common Stock issuable upon the exercise of warrants. Mr. Kinsella may be deemed to beneficially own Moneyline’s interest in VNCI, however, Mr. Kinsella disclaims any such beneficial ownership.

(14)	The address of Mr. Muscari is c/o Video Network Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801. Consists of 137,500 shares of Common Stock issuable upon exercise of options.

(15)	The address of Mr. Russo is c/o Moneyline, 233 Broadway, New York, NY 10279. Includes 100,000 shares of Common Stock issuable upon the exercise of warrants. Mr. Russo may be deemed to beneficially own Moneyline’s interest in VNCI, however, Mr. Russo disclaims any such beneficial ownership.

(16)	The address of Mr. Walsh is c/o Moneyline, 233 Broadway, New York, NY 10279. Includes 100,000 shares of Common Stock issuable upon the exercise of warrants. Mr. Walsh may be deemed to beneficially own Moneyline’s interest in VNCI, however, Mr. Walsh disclaims any such beneficial ownership.

(17)	Includes 307,679 shares of Common Stock issuable to executive officers and directors upon exercise of options and warrants.

* Less than one percent

DIRECTORS AND EXECUTIVE OFFICERS

      Our current directors, executive officers and persons nominated to become a director are set forth below. Biographical information concerning each of the directors, executive officers and nominees is presented on the following pages. Information is presented as of March 31, 2003.

Name	Age	Position

Mr. Carl Muscari	51	Chief Executive Officer
Mr. Nicholas Balletta	39	President
Mr. Roger A. Booker	48	Executive Vice President, Business Development, Secretary
Mr. Ronald K. Dobes	49	Vice President Engineering
Mr. Frank Joanlanne	36	Senior Vice President, Webcasting Services
Mr. Lawrence Kinsella	46	Chief Financial Officer
Mr. Charles F. Auster	51	Director
Mr. Bernard Battista	50	Director
Dr. Eugene R. Cacciamani	66	Director
Mr. Alexander Russo	45	Chairman of the Board, Director
Mr. David Walsh	41	Director

Executive Officers

      Carl Muscari has served as Chief Executive Officer and as a director since December of 1999. He served as President from September 1999 to February 2003 and as Chairman of the Board of Directors from January 2001 until February 2003. He has more than nineteen years experience in the leadership of high technology companies. From February 1996 through July 1998, he served as the President of Acuity Imaging, LLC, a subsidiary of publicly held Robotic Vision Systems Inc. During his tenure, the company experienced substantial growth by focusing on major semiconductor and electronics markets for deployment of machine vision technology while rapidly developing and acquiring competitive new products. From February 1992 to January 1996, Mr. Muscari was the President and CEO of Ex’s Inc., a privately held, high-tech company that pioneered touch feedback control technology in PC games. The Company was sold to Microsoft in 1996. Mr. Muscari holds Engineering degrees from Cornell University and the Massachusetts Institute of Technology as well as an MBA from the Harvard Business School.

      Nicholas Balletta has served as President of VNCI and as a director since February 2003. He joined VNCI following the Company’s acquisition of the webcasting assets of Wiltel Communications. Mr. Balletta was at Wiltel from December 2001 until February 2003 where he held several executive positions including head of global sales for Vyvx Broadband Media, a business unit of Wiltel Communications. From October 2000 until December 2001, Mr. Balletta served as the president of enterprise services and as a director at iBeam Broadcasting. During his tenure at iBEAM, he was responsible for global operations of the enterprise services division. Mr. Balletta joined iBEAM subsequent to the closing of the merger with NextVenue Inc. in October of 2000. Mr. Balletta was a co-founder and served as chief executive officer at NextVenue, Inc. from its inception in December 1998 until October 2000. Mr. Balletta received an MBA from the Rutgers Graduate School of Management.

      Roger A. Booker has served as Executive Vice President, Business Development since March 2003 and as Senior Vice President of Business Development from April 2000 to March 2003. He served as Vice President, Operations and Engineering from August 1999 until April 2000. From February 1996 until August 1999, he was Vice President, Operations. From June 1994 to February 1996, Mr. Booker served as the Vice President, International Development and Operations at Global Partnership, Inc., where he directed international development and operations. From February 1990 to June 1994, Mr. Booker also served as the Vice President, Manufacturing Operations at Cryptic, Inc., an encrypted facsimile machine manufacturer, and served in the same position at General Kinetics, Inc. until July 1990, when it acquired Cryptic, Inc., where he was responsible for overseeing operations, including several acquisitions and divestitures. From August 1986 to February 1990, Mr. Booker was Director of Operations for Magnavox Government and Industrial Electronics Company, where he managed the development of a new 200,000 square foot manufacturing facility.

      Ronald K. Dobes was named Vice President of Engineering in November of 2001. Mr. Dobes most recently served as Vice President of Systems Engineering and Development at Gemini Networks from June 2000 until October 2001. While at Gemini Networks, he managed the technical team that defined, engineered, and implemented an open access Operations Support System for an HFC-based wholesale broadband access architecture. From November 1986 until June 2000, Mr. Dobes served as Vice President of Systems Engineering and Development at RoadRunner/ MediaOne/ U S West. While at RoadRunner/ MediaOne/ U S West, he also served as Director of Data Communications Applications Development from May 1994 to March 1997 and Technical Director of Systems Software from November 1986 until May 1994.

      Frank Joanlanne has served as Senior V.P. of Webcasting Services since February 2003. He joined VNCI following the Company’s acquisition of the webcasting assets of Wiltel Communications. Mr. Joanlanne was at Wiltel from December 2001 until February 2002 where he was Director of Global Enterprise Sales. From October 2000 until December 2001, Mr. Joanlanne served as the V.P. of Global Enterprise Sales at iBeam Broadcasting. Mr. Joanlanne joined iBEAM subsequent to the closing of the merger with NextVenue Inc. in October of 2000. Mr. Joanlanne was V.P. of Sales at NextVenue, Inc. from January 2000 until October 2000. Prior to joining NextVenue, Mr. Joanlanne was Managing Director of Distressed Emerging Market Debt trading and sales at Amroc Investments from May 1999 through January of 2000. Mr. Joanlanne was a Director of Distressed Debt at Credit Agricole from May 1996 through March 1999 and V.P. in the International Bond Trading Group at Deutsche Bank from January 1992 through May 1996.

      Lawrence Kinsella was named Chief Financial Officer in September of 2002. Mr. Kinsella, a certified public accountant, is also Executive Vice President and Chief Financial Officer of Moneyline Telerate Holdings, a position he assumed in September 2001 and in which he is responsible for all finance, tax, treasury, HR, facilities and other administrative areas of Moneyline Telerate Holdings. Immediately prior to joining Moneyline Telerate Holdings he was Vice President/ General Manager of Dow Jones International where he was responsible for all finance and administrative issues across all operations of the International group. From 1988 to 2000, he held various senior financial positions within Dow Jones & Company, Inc., including Comptroller and Chief Accounting Officer. From 1988 to 1993, Mr. Kinsella was with Dow Jones Telerate, a Dow Jones subsidiary, where he served as the controller and senior financial officer from 1991 until being named associate comptroller of Dow Jones in 1993.

Directors Who are Not Also Executive Officers

      Charles F. Auster has served as a director since June 1, 2002. Mr. Auster is a partner with One Equity Partners, which manages $3.5 billion of investments for Bank One Corporation. From June 2000 through November 2001, Mr. Auster served as President, Chief Executive Officer, and a member of the board of directors of Infocrossing, Inc. From February 1998 until June 2000, Mr. Auster was Executive Vice President, Chief Operating Officer and a member of the board of directors of IXnet, Ltd. Previously, Mr. Auster was President, Chief Executive Officer, and a member of the board of directors of Voyager Networks, Inc. Mr. Auster is an attorney and is admitted to practice in the District of Columbia and the Commonwealth of Virginia.

      Bernard Battista has served as a director since December 3, 2002. Mr. Battista has served as President and Chief Operating Officer of Moneyline Telerate Holdings since October 2001 where he manages the day-to-day operations of Moneyline Telerate. He is a member of the Moneyline Telerate Holdings Board of Directors. Prior to the acquisition of Telerate in October 2001, Mr. Battista was General Manager of Moneyline Network, Inc. overseeing operations, finance and administration, content provider relationships and business development. Prior to joining Moneyline in August 1999, Mr. Battista had a successful eighteen-year career at Dow Jones & Company Inc. He held the position of Senior Vice President and Managing Director Americas at Dow Jones Telerate, a wholly owned subsidiary of Dow Jones. Prior to this position, he served as Vice President Operations for Telerate’s Americas Region. Prior to Dow Jones, Mr. Battista had a distinguished career in public accounting. He concluded that phase of his career at Ernst & Young.

      Eugene R. Cacciamani has served as a director since August 1994. Since July 2001, he has served as Managing Director of the Acorn Technology Fund. From 1987 to 2001, he was Senior Vice President of Hughes Network Systems (HNS), where he was responsible for the development of new business endeavors and advanced technologies for the Company. He also played a major role in key programs at Hughes Electronics and General Motors. Some of the more significant programs he either spearheaded, or in which he played a major role, include automotive VSAT networks, Direct Broadcast Satellites (DBS), Electronic Cinema, Spaceway, and Satellite Mobile Personal Communications. He and his team led HNS’ successful participation in the ICO Global Network, and in the Inmarsat early BGAN System. Dr. Cacciamani is on the Engineering Advisory Boards at Union College and The Catholic University of America and serves as an advisor to Aloha Networks, Inc.

      Alexander Russo has served as a director since May 16, 2002. He was elected Chairman of the Board in February 2003. Mr. Russo is also President of Moneyline and served as Executive Vice President, Corporate Development, of Moneyline Telerate Holdings from November 2001 to January 2003. Previously, Mr. Russo served as Managing Director of Global Crossing Financial Markets from June 2000 to November 2001, following the completion of Global Crossing’s acquisition of IXnet, Inc. and IPC Communications, Inc. in June 2000. From 1999 to June 2000, he served as Senior Vice President, Business and Legal Affairs, and General Counsel, of IXnet, and IPC. Prior to joining IXnet and IPC, Mr. Russo practiced law at Skadden Arps Slate Meagher & Flom LLP, specializing in Mergers and Acquisitions.

      David A. Walsh has served as a director since May 16, 2002. Mr. Walsh is a partner with One Equity Partners, which manages $3.5 billion of investments for Bank One Corporation. Mr. Walsh is also Chairman and Chief Executive Officer of Moneyline Telerate Holdings, which is an affiliate of One Equity Partners. From 2000 to 2001, Mr. Walsh served as President and Chief Operating Officer of Global Crossing Ltd. Prior to that he served as Co-Chief Operating Officer-Sales & Marketing following the completion of Global Crossing’s acquisition of IXnet, Inc. and IPC Communications, Inc. in June 2000. Mr. Walsh founded IXnet in 1993 and served as Chief Executive Officer of IXnet and IPC prior to their acquisition by Global Crossing.

Board of Directors and Committees of the Board

      Our Board of Directors held ten meetings during 2002. During 2002, each current director attended at least 75% of the meetings of the Board held during the period during which he served as a director and the total number of meetings held by all committees of the Board on which he or she served during the periods that he served. Our Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

AUDIT COMMITTEE REPORT

      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.

      Our Board of Directors’ Audit Committee consists of Mr. Bernard Battista, Chairman, and Dr. Eugene R. Cacciamani. Dr. Cacciamani is “independent” pursuant to Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards. The Board of Directors has determined that Bernard Battista is an audit committee financial expert within the meaning of Rule 401(e) of Regulation S-B of the Securities Exchange Act of 1934. The Audit Committee operates in accordance with its written charter, a copy of which is provided as Attachment A, first adopted by the Audit Committee on July 23, 1998 and last revised on April 3, 2003. During the fiscal year ended December 31, 2002, the Audit Committee met four times.

      The Audit Committee assists the Board by overseeing the performance of the independent auditors and the quality and integrity of the Company’s internal accounting, auditing and financial reporting practices. The Audit Committee’s primary duties and responsibilities are to: (1) serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; (2) review and appraise the audit efforts of the Company’s independent auditors; and (3) provide an open avenue of communication among the independent auditors, the Company’s financial and senior management and the Board of Directors.

      In discharging its oversight responsibility of the audit process, the Audit Committee obtained from the independent auditors, Deloitte & Touche, a formal written statement describing all relationships between the auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee discussed and reviewed the Company’s unaudited quarterly financial statements with management and the Company’s independent auditors. The review of the first quarter results was done prior to the filing of the Company’s Form 10-QSB for the period ending March 31, 2002. During the second and third quarters, the members of the Audit Committee were engaged with management on a regular basis while the Company completed the accounting work required by two complex financial transactions completed May 16, 2002 which consisted of a merger and a stock purchase agreement that included a change in control of the Company. In July, the Company dismissed Ernst & Young as its independent auditors and engaged Deloitte & Touche. As a result of the foregoing, the Audit Committee reviewed the formal filings on Form 10-QSB for the period ended June 30, 2002 and September 30, 2002 after the filing of those forms. The review was comprehensive and addressed all the accounting complexities and nuances associated with the transactions as well as the standard review of the Company’s normal financial activity. The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management and with the independent auditors prior to the filing of the Company’s Annual Report on Form 10-KSB.

      The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements. Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the

Company’s audited financial statements be included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Bernard Battista
Eugene R. Cacciamani

      Compensation Committee. Our Board of Directors has established the Compensation Committee consisting of two, non-employee directors. The Committee is responsible for reviewing and approving executive compensation policies, practices, salary levels and bonus programs and for administering the stock incentive plan. Mr. Alexander Russo, Chairman, and Dr. Cacciamani serve as members of the Compensation Committee. While the Compensation Committee did not meet formally in 2002, the members of the Compensation Committee and the CEO conversed regularly over the course of the year. On January 24, 2003, the Compensation Committee ratified those Compensation Committee-related events that had been discussed and implemented during 2002.

Director Compensation

      The Company pays each non-employee director one thousand dollars ($1,000) for each regularly scheduled meeting of the Board that they attend, including meetings attended in 2002. We also reimburse non-employee directors for expenses incurred in connection with attending Board and Committee meetings.

      Additionally, we generally compensate our directors for serving in such capacity by granting to them stock options. We did not issue any stock options to non-employee directors during 2002.

Board Membership Agreements

      On May 16, 2002, the Company entered into a Stock Purchase Agreement with Moneyline pursuant to which Moneyline acquired approximately 54% of our outstanding common stock at that time and warrants to purchase up to 11,250,000 shares of common stock. You should read the section entitled “Certain Transactions-Relationship with Moneyline” in this proxy statement for further details on this investment by Moneyline. Pursuant to this Stock Purchase Agreement, Messrs. Jonathan Robson, Alexander Russo and David Walsh were appointed to our Board to fill vacancies upon the consummation of the investment by Moneyline on May 16, 2002 and Charles Auster was appointed to our Board to fill a vacancy on June 1, 2002. On December 3, 2002, Bernard Battista was elected to the Board of Directors at the request of Moneyline. Mr. Auster is a partner with One Equity Partners, an affiliate of Moneyline. Mr. Battista is the President and Chief Operating Officer of Moneyline Telerate Holdings, of which Moneyline is a wholly owned subsidiary. Mr. Russo is President of Moneyline. Mr. Walsh is a partner with One Equity Partners and is also the Chairman of the Board of Directors and CEO of Moneyline Telerate Holdings. At the time of appointment to our Board Mr. Robson was an officer of Moneyline Telerate Holdings.

      In connection with the investment by Moneyline, the Company entered into a Stockholders Agreement with Moneyline and the Management Stockholders (the “Stockholders Agreement”). As discussed below, Moneyline presently has the right to nominate four individuals to our Board. In accordance with the Stockholders Agreement, our Board has nominated for election at the 2003 Annual Meeting of Stockholders Mr. Auster to serve as Class 3 nominee for election to our Board of director for a term expiring at the Annual

Meeting of Stockholders to be held in 2004 or until his successor is elected and qualified or his earlier death, resignation or removal; Mr. Battista to serve as a Class 1 nominee for election to our Board of Directors, for a term expiring at the Annual Meeting of Stockholders to be held in 2005 or until his successor is elected and qualified or his earlier death, resignation or removal; and Mr. Russo and Mr. Walsh to serve as Class 2 nominees for election to our Board of Directors, for terms expiring at the Annual Meeting of Stockholders to be held in 2006 or until their successors are elected and qualified or their earlier death, resignation or removal. Each of these nominees currently serves on our Board.

      Set forth below is a summary of the provisions of the Stockholders Agreement with respect to the composition of our Board.

      The Moneyline Stockholders have the following rights with respect to the nomination of individuals to our Board:

           (i) if the Moneyline Stockholders own 50% or more of the shares of common stock or other voting securities of the Company, then the Stockholder Agreement Parties shall vote all shares of common stock and any other voting securities over which the Stockholder Agreement Parties have voting control to ensure to the election to our Board of four individuals designated by Moneyline, the Chief Executive Officer of the Company and two Independent Directors;

           (ii) if the Moneyline Stockholders own less than 50% but more than 25% of the shares of common stock or other voting securities of the Company, then the Stockholder Agreement Parties shall vote all shares of common stock and any other voting securities over which the Stockholder Agreement Parties have voting control to ensure the election to our Board of three individuals designated by Moneyline, the Chief Executive Officer of the Company and three Independent Directors;

           (iii) if the Moneyline Stockholders own less than 25% of the shares of common stock or other voting securities of the Company, then the Stockholder Agreement Parties shall vote all shares of common stock and any other voting securities over which the Stockholder Agreement Parties have voting control to ensure the election to our Board of a number of individuals designated by Moneyline that is proportionate to the number of shares of Common Stock or any other voting securities of the Company held by the Moneyline Stockholders, the Chief Executive Officer of the Company and such number of Independent Directors as is necessary to fill any remaining positions on our Board.

      As of March 31, 2003, 33,189,824 outstanding shares of common stock were subject to the provisions of the Stockholders Agreement.

      Under the Stockholders Agreement and our Bylaws, our Board consists of seven members. For so long as the Moneyline Stockholders own at least 25% or more of the shares of our common stock, the Moneyline Stockholders have the right to change the number of individuals constituting our Board and the Stockholder Agreement Parties shall vote all shares of common stock and any other voting securities over which the Stockholder Agreement Parties have voting control to effect such change if so requested.

      In addition, for so long as the Moneyline Stockholders are entitled to designate one nominee to our Board, each committee of the Board shall be composed of at least one nominee of the Moneyline Stockholders.

      If the Moneyline Stockholders request that a director nominated by the Moneyline Stockholders be removed (with or without cause), the Management Stockholders are required to vote all voting securities owned by each in order to effect such removal. If at any time a director resigns or is removed from the Board, the replacement director shall be nominated by the Moneyline Stockholders if the departing director was nominated by the Moneyline Stockholders. If the departing director was the Chief Executive Officer of the Company then the replacement director shall be the new Chief Executive Officer of the Company. If the departing director was an Independent Director, then the remaining members of the Board shall designate the replacement director.

      If at any time the percentage of common stock or other voting securities of the Company held by the Moneyline Stockholders decreases as a result of an issuance of common stock or other voting securities of the

Company, the Moneyline Stockholders may notify the Company that the Moneyline Stockholders intend to acquire a sufficient amount of additional shares of common stock or other voting securities of the Company necessary to maintain the Moneyline Stockholders then current level of representation on our Board within twenty business days. In such event, until the end of such period (and thereafter if the Moneyline Stockholders in fact restore their percentage of common stock or other voting securities of the Company during such period to maintain the requisite level of ownership of Common Stock or other voting securities in accordance with the provisions described above), our Board shall continue to have the number of directors nominated by Moneyline as prior to such issuance of common stock or other voting securities of the Company.

      As used in this proxy statement, (i) “Management Stockholder” means any director, officer, employee, consultant or agent of the Company or any of its subsidiaries which has executed a stock option purchase agreement and a joinder agreement to the Stockholders Agreement, (ii) “Moneyline Stockholders” means Moneyline and any person to whom Moneyline transfers the shares of our common stock which it owns, so long as such person holds such shares of our common stock, (iii) “Stockholder Agreement Parties” means the Management Stockholders and the Moneyline Stockholders together, and (iv) “Independent Director” means a director of the Company who is not nominated by Moneyline and who (i) is not an officer, employee or director of any of Moneyline or its affiliates, and (ii) has no affiliation or compensation, consulting or contractual relationship with Moneyline or its affiliates such that a reasonable person would regard such director as likely to be unduly influenced by any of such persons.

Executive Officers

      Our executive officers serve at the pleasure of the Board of Directors and are elected by the Board of Directors annually for a term expiring upon the election and qualification of their respective successors, or their earlier death, resignation or removal.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table lists the cash remuneration we paid or accrued during 2002 to our Chief Executive Officer and to each of our other most highly compensated executive officers for 2002 whose salary and bonus exceeded $100,000 (the “Named Executive Officers”). We did not have any pension or long-term incentive plan and did not grant any restricted stock awards, bonus stock awards or stock appreciation rights to any of the executive officers named in this table during 2002.

Summary Compensation Table

				Long Term Compensation

				Awards	Payouts
	Annual Compensation
				Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Underlying Options	Compensation

Carl Muscari	2002	$184,471	$-0-	-0-	$-0-
Chief Executive Officer	2001	$186,329	$-0-	-0-	$-0-
	2000	$187,801	$-0-	75,000	$-0-
Roger A. Booker	2002	$148,330	$-0-	-0-	$-0-
Senior Vice President,	2001	$145,777	$-0-	-0-	$-0-
Business Development	2000	$147,656	$-0-	35,000	$-0-
James Cali (1)	2002	$107,143	$-0-	-0-	$-0-
Executive Vice President,
Business Development
Ronald K. Dobes (2)	2002	$155,430	$-0-	22,600	$-0-
Vice President, Engineering	2001	$7,366	$-0-	22,400	$-0-

(1)	Mr. Cali joined the Company as Executive Vice President of Sales and Marketing on June 1, 2002.

(2)	Mr. Dobes joined the Company as Vice President of Engineering on November 29, 2001.

Stock Option Grants In 2002

      The following table sets forth certain information about the stock options that we granted during 2002 to the Named Executive Officers. In 2002, all of the stock options that we granted were under the 1999 Stock Incentive Plan. As of the date of this proxy statement, we have not granted any stock appreciation rights to any Named Executive Officer.

Stock Option Grants In 2002

	Number of
	Securities	Percent of Total
	Underlying Options	Options Granted to	Exercise Price	Expiration
Name	Granted	Employees in 2002	($/Sh)	Date

Carl Muscari	-0-	0%	N/A	N/A
Roger A. Booker	-0-	0%	N/A	N/A
James Cali	-0-	0%	N/A	N/A
Ronald K. Dobes	22,600	3.4%	$1.20	02/03/07

Stock Option Exercises In 2002

      None of our Named Executive Officers exercised any options in 2002. The following table sets forth the number of shares of common stock underlying unexercised options held by the Named Executive Officers at December 31, 2002 and the aggregate dollar value of in-the-money unexercised options held at December 31, 2002.

Aggregated Option Exercises In 2002 And Year-End Option Values

	Number of	Value of Unexercised
	Securities Underlying	In-The-Money
	Unexercised Options At	Options/SARs
	December 31, 2002	At December 31, 2002
Name	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Carl Muscari	52,500/40,000	$0 / $0
Roger A. Booker	40,993/3,619	$0 / $0
James Cali	0/0	$0 / $0
Ronald K. Dobes	14,999/30,001	$0 / $0

(1)	The dollar value of in-the-money, unexercised options at December 31, 2002 was calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price per share of the options at December 31, 2002.

Executive Employment Contracts

      As of September 9, 1999, we entered into an Employment Agreement with Mr. Muscari under which he agreed to serve as our President and Chief Operating Officer for a term of four years. Under the terms of Mr. Muscari’s Employment Agreement, we agree to pay him an annual minimum base salary of $188,000 per year, subject to upward adjustment in our Board’s discretion. Mr. Muscari is also entitled to receive, as incentive compensation, a bonus equal to thirty percent (30%) of his base salary if we achieve profitability for two consecutive quarters, as reflected in our quarterly or annual reports filed with the Securities and Exchange Commission. Following the date on which we achieve profitability for two consecutive quarters, we are obligated to reach an agreement with Mr. Muscari within 135 days on future annual cash incentive plans which will offer Mr. Muscari equal or greater incentive compensation payments. Mr. Muscari is also entitled to three weeks of vacation, expense reimbursement and to participate in our other benefit and incentive plans for our employees. We have the right to terminate Mr. Muscari for “cause” at any time during the term of the Employment Agreement. For purposes of the agreement, “cause” means the conviction of a felony or crime involving dishonesty or misfeasance that interferes with our business; any conduct that substantially interferes with or damages our business, standing or reputation; a material breach by Mr. Muscari of the Employment Agreement; or a determination by our Board that Mr. Muscari has engaged in illegal conduct. If we terminate Mr. Muscari for any reason other than “cause,” we are obligated to pay him one year’s annual base salary as severance, plus any bonuses to which he is entitled, payable in a lump sum, to provide him with medical and other benefits for six months, and to give him six months in which to exercise any of his vested stock options. We also are obligated to provide Mr. Muscari with those benefits if he is terminated after a change in control of our company, as that term is defined in his employment agreement. We also agree to indemnify Mr. Muscari against certain liabilities and expenses that he may incur while serving as an officer or director of our company.

      As of May 16, 2002, we terminated Mr. Muscari’s September 9, 1999 Employment Agreement and on May 17, 2002 we entered into a new employment agreement with Mr. Muscari, the May 2002 Employment Agreement. Under the terms of Mr. Muscari’s May 2002 Employment Agreement, we agree to pay him an annual minimum base salary of $200,000 per year, subject to upward adjustment in our Board’s discretion. Mr. Muscari is also entitled to receive, as incentive compensation, a bonus equal to up to fifty percent (50%) of his base salary based on our achievement of targeted levels of performance, as established in advance by the Board or a committee thereof. The bonus may exceed fifty percent (50%) of his base salary if we exceed the targeted levels of performance. Mr. Muscari is entitled to be granted an option to purchase 150,000 shares of VNCI common stock at an exercise price of $.60 per share pursuant to our 1999 Stock Incentive Plan. Twenty-five percent (25%) of the option will vest on the Effective Date; however, the vested shares shall not be exercisable until May 17, 2003. Mr. Muscari is also entitled to three weeks of vacation, expense reimbursement and to participate in our other benefit and incentive plans for our employees. We have the right to terminate Mr. Muscari for “cause” at any time during the term of the May 2002 Employment Agreement. For purposes of the May 2002 Employment Agreement, “cause” means an omission, act or action or series of omissions, acts or actions which, in the our determination, constitute(s), cause(s) or result(s) in (i) his material dishonesty including, without limitation, theft, fraud, embezzlement, financial misrepresentation or other similar behavior or action in his dealings with or with respect to the Company or any Affiliate thereof or entity with which the Company or any Affiliate thereof, shall be engaged in or be attempting to engage in commerce; (ii) his conviction for, or his entry of a plea of guilty or nolo contendere, to the commission of a felony; (iii) his willful refusal to follow the lawful directives of the Company with respect to his duties, or (iv) his material breach of any provision of his Letter Agreement which is not cured by him within thirty (30) calendar days after written notice from the Company to him setting forth with reasonable specificity the nature of the breach. If we terminate Mr. Muscari for any reason other than “cause,” we are obligated to continue to pay him one year’s annual base salary as severance, plus any bonuses to which he is entitled, payable in a lump sum, to provide him with medical and other benefits for one year. We also are obligated to provide Mr. Muscari with those benefits if he is terminated after a change in control of our Company, as that term is defined in his Letter May 2002 Agreement. We also agree to indemnify Mr. Muscari against certain liabilities and expenses that he may incur while serving as an officer or director of our company. Options issued to Mr. Muscari prior to May 2002 remain in place.

      As of November 1, 2002, we entered into an Employment Agreement with Mr. Booker under which he agreed to serve as our Senior Vice President Business Development. Under the terms of Mr. Booker’s Employment Agreement, we agree to pay him an annual minimum base salary of $165,000 per year, subject to upward adjustment in our Board’s discretion. Mr. Booker is also entitled to receive, as incentive compensation, a bonus based on achievement of targeted levels of performance, as established in advance by the Board or committee thereof. Mr. Booker is also entitled to such retirement benefits, fringe benefits and insurance coverages as are made available to officers of the Company generally. Mr. Booker is also to be provided with supplemental disability insurance as mutually agreed by him and the Company. Mr. Booker has the right to resign and we have the right to terminate his employment at any time. We have the right to terminate Mr. Booker for “cause” at any time during the term of the Employment Agreement. For purposes of the agreement, “cause” means the conviction of a felony or crime involving dishonesty or misfeasance that interferes with our business; any conduct that substantially interferes with or damages our business, standing or reputation; a material breach by Mr. Booker of the Employment Agreement; or a determination by our Board that Mr. Booker has engaged in illegal conduct. If we terminate Mr. Booker for any reason other than “cause,” we are obligated to pay him six month’s base salary as severance and to provide him with medical and other benefits for one year. We also agree to indemnify Mr. Booker against certain liabilities and expenses that he may incur while serving as an officer or director of our company.

      On February 19, 2003, we entered into a Letter Agreement with Mr. Balletta regarding his employment by the Company as its President reporting to the Board of Directors of the Company. Under the terms of the Letter Agreement, we agree to pay him an annual minimum base salary of $225,000 per year, subject to an annual review and upward adjustment in our Board’s discretion. Mr. Balletta is also entitled to receive, as incentive compensation, a bonus equal to up to fifty percent (50%) of his base salary based on our achievement of targeted levels of performance, as established in advance by the Board or a committee thereof. The bonus may exceed fifty percent (50%) of his base salary if we exceed the targeted levels of performance. Mr. Balletta is entitled to be granted an option to purchase 750,000 shares of VNCI common stock at an exercise price per share equal to the market price of the Company’s common stock on the date of issuance pursuant to our 1999 Stock Incentive Plan. Mr. Balletta is also entitled to such retirement benefits, fringe benefits and insurance coverages as are made available to officers of the Company generally, except that in lieu of the Company’s standard medical benefits the Company will pay the cost of his Cobra coverage during his employment for a period of eighteen (18) months. In addition, he will be provided with supplemental disability insurance as mutually agreed between him and the Company. He is entitled to three weeks vacation per year. We have the right to terminate Mr. Balletta for “cause” at any time during the term of the Letter Agreement. For purposes of the Letter Agreement, “cause” means an omission, act or action or series of omissions, acts or actions which, in the our determination, constitute(s), cause(s) or result(s) in (i) his material dishonesty including, without limitation, theft, fraud, embezzlement, financial misrepresentation or other similar behavior or action in his dealings with or with respect to the Company or any Affiliate thereof or entity with which the Company or any Affiliate thereof, shall be engaged in or be attempting to engage in commerce; (ii) his conviction for, or his entry of a plea of guilty or nolo contendere, to the commission of a felony; (iii) his willful refusal to follow the lawful directives of the Company with respect to his duties, or (iv) his material breach of any provision of his Letter Agreement which is not cured by him within thirty (30) calendar days after written notice from the Company to him setting forth with reasonable specificity the nature of the breach. If we terminate Mr. Balletta for any reason other than “cause,” then in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, he will receive those severance benefits to which his is entitled under the Williams Communications Group, Inc. Change in Control Severance Protection Plan 2, as Amended and Restated on April 18, 2002 (the “Plan”), provided, however, that the amount of severance payable to him under the Plan shall be capped at a maximum of 52 weeks benefit. We also are obligated to provide Mr. Balletta with those benefits if he is terminated after a change in control of our Company, as that term is defined in his Letter Agreement. We also agree to indemnify Mr. Balletta against certain liabilities and expenses that he may incur while serving as an officer or director of our company.

      On February 20, 2003, we entered into a Letter Agreement with Mr. Joanlanne regarding his employment by the Company as its Senior Vice President Webcasting Services reporting to the President of the Company and such other persons as are designated by the Board of Directors of the Company. Under the terms of the Letter Agreement, we agree to pay him an annual minimum base salary of $165,000 per year, subject to an annual review and upward adjustment in our Board’s discretion. Mr. Joanlanne is also entitled to receive, as incentive compensation, a bonus equal to up to fifty percent (50%) of his base salary based on our achievement of targeted levels of performance, as established in advance by the Board or a committee thereof. The bonus may exceed fifty percent (50%) of his base salary if we exceed the targeted levels of performance. Mr. Joanlanne is entitled to be granted an option to purchase 400,000 shares of VNCI common stock at an exercise price per share equal to the market price of the Company’s common stock on the date of issuance pursuant to our 1999 Stock Incentive Plan. Mr. Joanlanne is also entitled to such retirement benefits, fringe benefits and insurance coverages as are made available to officers of the Company generally and is entitled to three weeks vacation per year. In addition, he will be provided with supplemental disability insurance as mutually agreed between him and the Company. We have the right to terminate Mr. Joanlanne for “cause” at any time during the term of the Letter Agreement. For purposes of the Letter Agreement, “cause” means an omission, act or action or series of omissions, acts or actions which, in the our determination, constitute(s), cause(s) or result(s) in (i) his material dishonesty including, without limitation, theft, fraud, embezzlement, financial misrepresentation or other similar behavior or action in his dealings with or with respect to the Company or any Affiliate thereof or entity with which the Company or any Affiliate thereof, shall be engaged in or be attempting to engage in commerce; (ii) his conviction for, or his entry of a plea of guilty or nolo contendere, to the commission of a felony; (iii) his willful refusal to follow the lawful directives of the Company with respect to his duties, or (iv) his material breach of any provision of his Letter Agreement which is not cured by him within thirty (30) calendar days after written notice from the Company to him setting forth with reasonable specificity the nature of the breach. If we terminate Mr. Joanlanne for any reason other than “cause,” then in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, he will receive those severance benefits to which his is entitled under the Williams Communications Group, Inc. Change in Control Severance Protection Plan 2, as Amended and Restated on April 18, 2002 (the “Plan”), provided, however, that the amount of severance payable to him under the Plan shall be capped at a maximum of 26 weeks benefit. We also are obligated to provide Mr. Joanlanne with those benefits if he is terminated after a change in control of our Company, as that term is defined in his Letter Agreement. We also agree to indemnify Mr. Joanlanne against certain liabilities and expenses that he may incur while serving as an officer or director of our company.

CERTAIN TRANSACTIONS

      The following is a description of material transactions between us and our officers, directors and 5% or greater stockholders during our past two fiscal years.

      For clarity, historical information for the transactions described below have not been adjusted for the one-for-five share reverse stock split completed on February 5, 2002, except where otherwise indicated.

Relationship with Moneyline

     Investment

      On May 16, 2002, we entered into a Stock Purchase Agreement with Moneyline. Pursuant to this Stock Purchase Agreement Moneyline purchased 25,000,000 newly issued shares of our common stock, representing approximately 54% of our outstanding common stock at such time, at $0.60 per share for a total investment of $15,000,000 and was also issued warrants to purchase up to 11,250,000 shares of our common stock at an exercise price of $0.60 per share. Moneyline is a wholly owned subsidiary of Moneyline Telerate Holdings. Moneyline received the funds for this purchase from a capital contribution by Moneyline Telerate Holdings, which provided such capital contribution from its own working capital. In July 2002, Moneyline partially exercised the warrants on a cashless basis in accordance with their terms and received 8,189,824 newly issued shares of our common stock. As of March 31, 2003, Moneyline owns approximately 57% of our outstanding common stock and warrants to purchase up to 100,000 shares of our common stock.

      Pursuant to the Stock Purchase Agreement, Moneyline was granted the right to appoint a majority of the directors of our Board upon the consummation of the investment. In accordance with this agreement Charles Auster, Jonathan Robson, Alexander Russo and David Walsh were appointed to our Board to fill vacancies. On December 3, 2002, Mr. Bernard Battista was elected to the Board of Directors at the request of Moneyline to fill a vacancy. Mr. Auster is a partner with One Equity Partners, an affiliate of Moneyline. Mr. Battista is the President and Chief Operating Officer of Moneyline Telerate Holdings, of which Moneyline is a wholly owned subsidiary. Mr. Russo is the Executive Vice President-Corporate Development of Moneyline Telerate Holdings. Mr. Walsh is a partner with One Equity Partners and is also the Chairman of the Board of Directors of Moneyline Telerate Holdings. At the time of appointment to our Board Mr. Robson was an officer of Moneyline Telerate Holdings.

     Stockholders Agreement

      In connection with the Stock Purchase Agreement the Company entered into the Stockholders Agreement with Moneyline and the Management Stockholders. The Stockholders Agreement grants Moneyline the right to nominate up to four individuals to our Board. In accordance with the Stockholders Agreement, the Board has nominated for election at the 2003 Annual Meeting Charles Auster, Bernard Battista, Alexander Russo and David Walsh. You should read the discussion under “Directors and Executive Officers-Board Membership Agreements” in this proxy statement for a more detailed description of the provisions of the Stockholders Agreement governing the composition of our Board. Set forth below is a summary description of certain other provisions of the Stockholders Agreement.

      Under the Stockholders Agreement, in the event the Company proposes to issue and sell shares of common stock or other voting securities, the Moneyline Stockholders shall have the right to purchase from the Company that number of shares of common stock or other voting securities sufficient to maintain their same pro rata interest in the common stock or other voting securities held by the Moneyline Stockholders immediately prior to such proposed sale. Any such purchase by the Moneyline Stockholders will be on the same terms and conditions as the proposed sale. This right will terminate when the Moneyline Stockholders are no longer entitled to designate one nominee to our Board pursuant to the Stockholders Agreement.

      In addition, for so long as the Moneyline Stockholders own 25% or more of the shares of our common stock, the Company must obtain the approval of Moneyline prior to entering into any of the following transactions:

(i) the issuance of any capital stock or debt securities or securities exchangeable or convertible into capital stock or debt securities, other than securities issued pursuant to existing option plans or convertible securities outstanding on May 16, 2002, or any amendment or modification of any security of the Company or any subsidiary of the Company, whether or not outstanding as of May 16, 2002

(ii) the redemption, purchase or other acquisition of any securities of the Company;

(iii) any amendment to, or modification, repeal or waiver of any provision of, the Certificate of Incorporation or Bylaws of the Company or any subsidiary of the Company;

(iv) the declaration or payment of any dividend or other distribution by the Company with respect to the capital stock of the Company;

(v) the entering into, or the adoption of any amendment to or modification, repeal or waiver of, any provision of any compensation plan, arrangement, contract or agreement relating to the compensation of, or other benefits arrangements for, any employee of the Company or any subsidiary of the Company, in each case, other than ordinary course salary arrangements for non-executive officers;

(vi) the dissolution, liquidation or winding-up of the Company or any subsidiary of the Company;

(viii) the appointment or removal of the independent auditors of the Company or any subsidiary of the Company or modification of significant accounting methods or policies of the Company or any subsidiary of the Company;

(ix) the adoption of any significant change to the business plan and budget of the Company;

(x) the filing of a voluntary petition in bankruptcy or commencement of a voluntary legal procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or other similar law now or hereafter in effect, the consent to the entry of an order for relief in an involuntary case under such law or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee (or similar official) of the Company or any subsidiary of the Company;

(xi) any merger, consolidation, recapitalization or other business combination to which the Company or any subsidiary of the Company is a party or any sale of all or substantially all of the assets of the Company or any subsidiary of the Company;

(xii) the appointment or removal of any executive officer of the Company or any subsidiary of the Company;

(xiii) the establishment of any committee of the Board;

(xiv) the acquisition by the Company or any subsidiary of the Company of any equity securities of any Person or securities convertible into or exercisable or exchangeable for an equity interest in any Person, including, without limitation, any other instrument of Indebtedness issued by any Person, where the aggregate purchase price of such securities, whether in one or a series of related transactions, is greater than $250,000;

(xv) the acquisition of any assets by the Company or any subsidiary of the Company in a single transaction or series of related transactions having a value in excess of $250,000 in the aggregate; and

(xvi) taking any action, directly or indirectly, in contemplation of any of the foregoing.

     Strategic Alliance Agreement

      In connection with the investment by Moneyline in the Company, Moneyline, B2BVideo Network Corp. (“B2BVideo”) and the Company entered into a Strategic Alliance Agreement (the “Strategic Alliance Agreement”) on May 16, 2002. Pursuant to this agreement, Moneyline has agreed to deploy its sales and marketing organizations to sell, market and distribute video equipment developed by the Company to customers in the financial services industry and distribute managed video network services to customers utilizing such video equipment. Under the Agreement, the Company and B2BVideo provide the video equipment and software necessary for such services and the Company has agreed that Moneyline shall be the exclusive distributor of its video equipment to the financial services industry. The Strategic Alliance Agreement has a term of ten years and shall automatically renew for additional two year terms, unless terminated at the end of any term by a party. In addition, Moneyline has the right to terminate upon a change of control in more than 40% of the voting securities of the Company.

Related Party Loans

      The following is a description of loan transactions of $60,000 or more between Video Network Communications and its directors, executive officers and 5% or greater stockholders (or members of their families) since January 1, 2001. The following equity data related to bridge transactions has been adjusted for the one-for-five reverse stock split approved by Stockholders on February 4, 2002 and effected February 5, 2002.

      On September 25, 2001, we held the initial closing of our First Bridge Financing (the “First Bridge Financing”). Dalewood Associates, L.P. invested $250,000 in the First Bridge Financing and, as a result of such investment, we issued to Dalewood Associates, L.P. $250,000 in principal amount of First Bridge Secured Notes and First Bridge Warrants to purchase 500,000 shares (100,000 shares after giving effect to the one-for-five share reverse stock split) of our common stock. In addition, in connection with the agreement of Dalewood Associates, L.P. to extend the maturity date of the First Bridge Secured Notes, we also issued to Dalewood Associates, L.P., warrants to purchase an additional 250,000 shares (50,000 shares after giving effect to the one-for-five share reverse stock split) of our common stock. On October 22, 2001, we held a second closing of the First Bridge Financing. Dalewood 2 Private Technology Limited (“Dalewood 2”) invested $200,000 in the First Bridge Financing and, as a result of such investment, we issued to Dalewood 2 $200,000 in principal amount of First Bridge Secured Notes and First Bridge Warrants to purchase 400,000 shares (80,000 shares after giving effect to the one-for-five share reverse stock split) of our common stock. In addition, in connection with the agreement of Dalewood 2 to extend the maturity date of the First Bridge Secured Notes, we also issued to Dalewood 2, warrants to purchase an additional 200,000 shares (40,000 shares after giving effect to the one-for-five share reverse stock split) of our common stock.

      In our Second Bridge Financing (the “Second Bridge Financing”), Dalewood Associates, L.P. and Dalewood 2 each invested, in the aggregate, $250,000, and, as a result of such investments, we issued to each of Dalewood Associates, L.P. and Dalewood 2 $250,000 in principal amount of Second Bridge Notes and Second Bridge Warrants to purchase 500,000 shares (100,000 shares after giving effect to the one-for-five share reverse stock split) of our common stock. Dalewood Associates, L.P. is a limited partnership the general partner of which, Dalewood Associates, Inc., is wholly-owned by the parent of EBC. The investment manager of Dalewood 2 is also wholly-owned by the parent of EBC.

      In addition, Seneca Ventures, Woodland Partners and Woodland Venture Fund invested, in the aggregate, $250,000 in the First Bridge Financing and, as a result of such investment, we issued to such entities, in the aggregate, $250,000 in principal amount of First Bridge Secured Notes and First Bridge Warrants to purchase 500,000 (100,000 shares after giving effect to the one-for-five share reverse stock split) shares of our common stock. In addition, in connection with the agreement of these entities to extend the maturity date of the First Bridge Secured Notes, we also issued to them, in the aggregate, warrants to purchase an additional 250,000 shares (50,000 shares after giving effect to the one-for-five share reverse stock split) of our common stock. In the Second Bridge Financing, Seneca Ventures and Woodland Venture Fund invested, in the aggregate, $200,000, and, as a result of such investments, we issued to such entities, in the aggregate, $200,000 in principal amount of Second Bridge Notes and Second Bridge Warrants to purchase 400,000 shares (80,000 shares after giving effect to the one-for-five share reverse stock split) of our common stock. Mr. Barry Rubenstein, a significant stockholder of VNCI, is a general partner of Seneca Ventures, Woodland Partners and Woodland Venture Fund, and, as a result of such positions, may be deemed to be the beneficial owner of the securities held by these entities.

      On January 24, 2002, the Company completed a private placement of $500,000 of 9% unsecured promissory notes and warrants to purchase 200,000 shares of the Company’s common stock at an initial exercise price of $1.30 per share (the “Third Bridge Financing”). The unsecured notes were due and payable upon the earlier of April 24, 2002 or the date on which the Company completed its next debt or equity financing in which it raised in excess of $2,500,000 in gross proceeds. The holders of the unsecured promissory notes had the right to convert all or any portion of the principal amount of the notes into the securities that the Company issues in its next financing. The holders of the unsecured notes were required to elect to convert by the closing of the financing. If the holders did not elect to convert by the closing date, the right to convert terminated. The notes accrued interest at a rate of 9% per annum. Interest accrued from January 24, 2002 through the date on which the notes become due and payable. In the event the notes were not paid at maturity, the interest rate would increase to 18% until the notes were paid.

      The warrants are exercisable beginning on July 24, 2002 and will be exercisable until July 23, 2007. The initial exercise price for the warrants of $1.30 per share is subject to adjustment in certain limited circumstances. The warrants have a cashless exercise provision. The fair value of the warrants, calculated using the Black Scholes option pricing model, in the amount of $172,000 was recorded as a debt discount and was amortized over the life of the notes to interest expense.

      At May 16, 2002, the Company was in default of the 9% unsecured promissory notes issued in the private placement completed on January 24, 2002, as well as its 9% senior secured promissory notes issued in September and October of 2001 and its 9% unsecured promissory notes issued in November and December of 2001. The aggregate principal balance of the Company’s notes in default was approximately $2,675,000. Certain of such notes were secured by all of the Company’s assets and intellectual property. These notes and accrued but unpaid interest thereon were exchanged for 4,664,073 shares of the Company’s common stock on May 16, 2002 in connection with the investment by Moneyline. See “Equity Issuances — May 16, 2002 Private Placement” below for additional details.

      On March 28, 2002, the Company borrowed the aggregate principal amount of $349,000 pursuant to a 9% unsecured promissory notes (the “Fourth Bridge Financing”). Dalewood Associates, L.P. lent the Company $174,500, Seneca Ventures lent the Company $50,000, Woodland Partners lent the Company $50,000 and Woodland Venture Fund lent the Company $74,500. In connection with the loan, the Company also issued to the lenders warrants to purchase 698,000 shares of the Company’s common stock at an initial exercise price of $1.30 per share. The fair value of the warrant, calculated using the Black Scholes option pricing model, in the amount of $299,000 was recorded as a debt discount and was amortized over the life of the note to interest expense. The notes were due and payable on the earlier of June 26, 2002 or the date on which the Company completed its next debt or equity financing in which it raised an aggregate, on a cumulative basis, in excess of $2,500,000 in gross proceeds. The holders of the unsecured promissory note had the right to convert all or any portion of the principal amount of the note into the securities that the Company issued in its next financing. The holders of the unsecured notes were required to elect to convert by the closing of the financing. If the holders did not elect to convert by the closing date, the right to convert terminated. The notes accrued interest at a rate of 9% per annum. Interest accrued from March 28, 2002 through the date on which the notes became due and payable. On May 16, 2002 the principal balance of the notes and accrued interest in the aggregate amount of $353,217 were exchanged for 588,909 shares of the Company’s common stock in connection with the investment by Moneyline. See “Equity Issuances — May 16, 2002 Private Placement” below for additional details

      On April 25, 2002, the Company borrowed $200,000 from Dalewood Associates pursuant to a 9% unsecured promissory note (the “Fifth Bridge Financing”). In connection with the loan, the Company also issued to the lender a warrant to purchase 400,000 shares of the Company’s common stock at an initial exercise price of $1.30 per share. The fair value of the warrant, calculated using the Black Scholes option-pricing model, in the amount of $167,000 was recorded as interest expense. The note was due and payable on demand or on the date on which the Company completes its next debt or equity financing in which it raises in the aggregate, on a cumulative basis, in excess of $2,500,000 in gross proceeds. The holder of the note had the right to convert all or any portion of the principal amount of the unsecured promissory note into the securities that the Company issued in its next financing. The holder of the unsecured note was required to elect to convert by the closing of the financing. If the holder did not elect to convert by the closing date, the right to convert terminated. The note accrued interest at a rate of 9% per annum. Interest accrued from April 25, 2002, through the date on which the note was payable. In the event the note was not paid at maturity, the interest rate would increase to 18% until the note was paid. On May 16, 2002 the note and accrued interest in the amount of $201,036 were exchanged for 335,181 shares of the Company’s common stock in connection with the investment by Moneyline. See “Equity Issuances — May 16, 2002 Private Placement” below for additional details.

      Dalewood Associates, L.P., Seneca Ventures, Woodland Partners and Woodland Venture Fund participated in the First Bridge Financing and the extension of the maturity date of the First Bridge Secured Notes and the Second Bridge Financing on the same terms and conditions as the other investors who are not affiliated with VNCI. Dalewood Associates, L.P., Seneca Ventures, Woodland Partners and Woodland Venture Fund were the only participants in the Fourth Bridge Financing and Dalewood Associates was the only participant in the Fifth Bridge Financing. See “Equity Issuances — May 16, 2002 Private Placement” below for additional details. The exercise price of the warrants issued to these parties as partial compensation for their respective bridge loans reset to $.60 per common share in conjunction with our private placement and merger transaction completed on May 16, 2002. All parties who participated in the bridge loans received warrants as partial consideration for participating and the exercise price of all warrants reset to $.60 in conjunction with the May 16, 2002 financial transactions.

Equity Issuances

August 2000 Private Placement of Units

      In August 2000, we completed a private placement through EBC, as our exclusive placement agent, of 1,760,000 units, each unit consisting of one share of common stock and one warrant to purchase one share of our common stock at an initial exercise price of $4.00 per share. Each unit was sold at a price of $1.50 per unit. As described more fully below, Messrs. David Nussbaum and Robert Gladstone are both affiliates of EBC and 5% or greater stockholders of the Company. Mr. Nussbaum is also an officer and director of Dalewood Associates, Inc., which is the manager of Dalewood Associates, L.P., one of the investors in the August 2000 private placement. In addition, Mr. Barry Rubenstein, who is also one of our 5% or greater stockholders, purchased securities in the August 2000 private placement through certain affiliated entities that he controls.

      In connection with the August 2000 Private Placement, we agreed to file a registration statement for the offering and resale of the securities issued in the August 2000 Private Placement and to use our best efforts to have such a registration statement declared effective by the Securities and Exchange Commission (the “Commission”) no later than December 23, 2000. In connection with the August 2000 Private Placement, we issued, on December 23, 2000, January 23, 2001 and February 23, 2001, to the purchasers of Units in the August 2000 Private Placement and to EBC, extra warrants (the “Extra Warrants”) to purchase a total of 60,669 shares of Common Stock at an initial purchase price of $20.00 per share. We were obligated to issue such Extra Warrants because a registration statement covering the offering and resale of the securities issued in the Private Placement had not been declared effective by the Commission by December 23, 2000. The Extra Warrants have the same terms as the Warrants. We were also required to issue Extra Warrants on each monthly anniversary of December 23, 2000 until the earlier of the effective date of a registration statement covering the offering and sale of the securities issued in the Private Placement, or July 23, 2002. We issued the Extra Warrants in reliance on an exemption provided by Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder. The Company withdrew this registration statement and in addition to the Extra Warrants issued as noted above, the Company issued additional Extra Warrants for 77,380 shares of our common stock through December 31, 2001 and additional Extra Warrants for 54,166 shares of our common stock in 2002.

May 16, 2002 Private Placement

      Simultaneously and in connection with the investment by Moneyline on May 16, 2002, certain existing and new investors purchased 7,750,000 newly issued shares of the Company’s common stock at $0.60 per share, providing aggregate gross proceeds of $4,650,000 to the Company. Also, promissory notes of the Company in the aggregate principal amount of $3,723,982 and accrued interest of $142,913 were exchanged for 6,444,823 shares of the Company’s common stock. Related parties who held participating promissory notes as detailed in the section entitled “Certain Transactions-Related Party Loans” above participated on the same basis as other participating promissory note holders. See “Certain Transactions-Related Party Loans” for a more detailed description of these promissory notes. Warrants of the Company to purchase an aggregate of 2,567,992 shares of common stock previously issued to the holders of promissory notes were repriced. The exercise price of such warrants, which ranged from $1.30 to $5.00 per share, was reduced to $0.60 per share. A fee in the aggregate amount of $1,595,000 was paid by the Company to EBC in connection with its role as placement agent for these transactions.

Acquisition of B2BVideo Network Corp.

      On May 16, 2002, we acquired B2BVideo Network Corp. (“B2BVideo”) pursuant to a Merger Agreement among the Company, B2B Merger Sub, Inc. and B2BVideo. As a result of the acquisition, B2BVideo Network became a wholly owned subsidiary of the Company.

      At the time of the acquisition of B2BVideo by the Company, EBC Affiliates and Rubenstein Affiliates, each of whom beneficially owns greater than 5% of our outstanding common stock, held common stock and/or other derivative securities of B2BVideo. The B2BVideo common stock and other derivatives held by these parties contractually converted to common stock and derivative securities of VNCI upon the merger of VNCI and B2BVideo on the same basis as other participants in the merger of VNCI and B2BVideo. No directors or officers of B2BVideo became directors or named executive officers of VNCI. The security ownership of our directors, executive officers and principal stockholders as set forth in the section of this proxy statement entitled “Security Ownership” includes those VNCI securities issued to the respective parties as a result of their participation in the merger of VNCI and B2BVideo.

      On December 31, 1999, the Company entered into an agreement with B2BVideo. The agreement became effective in the first quarter of 2000. The agreement provided that the Company receive an equity position in B2BVideo in exchange for favorable purchase terms and conditions regarding technical support and equipment provided to B2BVideo. The Company received one million shares of common stock of B2BVideo, equivalent to an ownership percentage of approximately 14.5% on a fully diluted basis on the closing date assuming conversion of all Series A Preferred Stock. James Bunker, a former director of the Company and then a director of B2BVideo, participated in the private placement purchasing less than one percent of the total offering. Ms. Cheryl Snyder, the former Chief Executive Officer of B2BVideo, was also a former director of the Company. As described below, the Company sold some of its B2BVideo equity investment on December 14, 2000 to a venture fund that is affiliated with EBC.

      Prior to its acquisition by the Company on May 16, 2002, B2BVideo has been a customer of the Company in the past.

Relationship with EarlyBirdCapital, Inc. and Affiliates

      The placement agent for our May 16, 2002 Private Placement and merger with B2BVideo Networks, EBC, also acted as placement agent in the August 2000 private placement, for which it received an 8% commission and a 2% non-accountable expense allowance. In connection with the Company’s August 2000 private placement, we also issued to EBC a purchase option, which permits the holder to purchase 52,800 shares of common stock and warrants to purchase 52,800 shares of common stock. Each share of common stock and warrant is issuable together as a unit. Each unit of one share of common stock and one warrant can be purchased at a price of $10.625 per unit. We also granted to EBC a 30-day right of first refusal to underwrite or place future offerings for which we engage the services of an investment banker exercisable until August 2003. In addition, we have agreed until August 2003 to either appoint to our Board a person designated by EBC or to permit EBC to send a representative to observe each meeting of the Board. No person has been currently designated by EBC for appointment to our Board. We were also obligated to pay “source fees” to

EBC, until August 2002, if EBC introduced potential investors to us and those investors made subsequent investments in us.

      EBC also acted as an underwriter and the representative of our June 1999 public offering of 2,300,000 units, raising gross proceeds of approximately $17,250,000, for which it received underwriting discounts and commissions of approximately $1,380,000. We also paid EBC a non-accountable expense allowance of $517,500. In addition, in connection with the June 1999 public offering, we sold to certain affiliates of EBC, for an aggregate of $100, purchase options to purchase 200,000 units (each unit consisted of three shares of our common stock and two Public Warrants), comprised of 120,000 shares of common stock and 80,000 redeemable common stock purchase warrants, with an initial exercise price of $12.375 per unit. Those purchase options are exercisable during a period that began on June 15, 2000 and ends on June 15, 2004. The warrants issuable upon exercise of these purchase options are the same as our Public Warrants, except that the initial exercise price of the Public Warrants included in the purchase options is $33.00 per share of common stock. In addition, under the terms of the underwriting agreement entered into in connection with the June 1999 public offering, we agreed to use our best efforts to appoint or elect a designee of EBC as a member of our Board for a period of three years beginning June 15, 1999.

      In connection with the June 1999 public offering, we also engaged EBC, on a non-exclusive basis, to act as our agent for the solicitation of the exercise of our Public Warrants. To the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc., and the rules and regulations of the SEC, we agreed to pay EBC for bona fide services rendered, a commission of 5% of the exercise price of each Public Warrant exercised after one year from June 15, 1999. In addition to soliciting, either orally or in writing, the exercise of the Public Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities and assisting in the processing of the exercise of the Public Warrants. EBC agreed to forgo any solicitation fee with respect to the warrants and the Extra Warrants registered pursuant to the registration statement filed by VNCI relating to the securities issued in connection with our August 2000 private placement.

      EBC also acted as one of the placement agents for our February 1999 private placement of securities, in which we raised gross proceeds of approximately $2,850,000, for which it received aggregate commissions of $228,000 and a non-accountable expense allowance of $85,500.

      On December 14, 2000, the Company sold 250,000 shares of its B2BVideo equity investment to Dalewood 2 for $2.00 per share or $500,000. Dalewood 2 is part of EBC Affiliates which beneficially owns greater than 5% of our common stock.

      Mr. David Nussbaum, one of our 5% or greater stockholders, is an officer and director of EBC, and is also an officer and director of Dalewood Associates, Inc., the manager of Dalewood Associates, L.P. Mr. Nussbaum, and Mr. Robert Gladstone, who is also a 5% or greater stockholder of the Company, are each minority stockholders of Firebrand Financial Group, Inc. (formerly Research Partners International, Inc.) (“Firebrand Financial”), which is the majority stockholder of the parent company of EBC. Mr. Nussbaum is also a director of Firebrand Financial.

Relationship with Barry Rubenstein and Affiliates

      Mr. Barry Rubenstein has previously purchased securities in our company in our public offering completed in June 1999, our August 2000 private placement and, as discussed in more detail above, the First, Second and Fourth Bridge Financings through certain affiliated entities that he controls. Mr. Rubenstein purchased such securities on the same terms and conditions as all other persons who invested in our company in such offerings.

      We believe that all of the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties and all of the transactions since our initial public offering were approved by at least a majority of our Board, including a majority of the disinterested members of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. In addition, under Section 16(a), trusts for which a reporting person is a trustee and a beneficiary (or for which a member of his immediate family is a beneficiary) may have a separate reporting obligation with regard to ownership of the common stock and our other equity securities. Such reporting persons are required by rules of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. We believe that with the below exceptions, all members of the Board of Directors, executive officers and each beneficial owner of more than 10% of our common stock timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934. On February 19, 2003 Jonathan Robson resigned from the Board of Directors and Nicholas Balletta was appointed President of VNCI and a director of the Company to fill the vacancy created by Mr. Robson’s resignation. The Form 3 reporting this appointment was not filed until April 11, 2003. Dr. Eugene Cacciamani, a director, sold 285 shares of common stock on December 6, 2002 and 599 shares of common stock on December 23, 2002. The Form 4 reporting these sales was not filed until early January 2003. In September 2002, Lawrence Kinsella was appointed Chief Financial Officer of VNCI. The Form 3 reporting this appointment was not filed until April 10, 2003. On February 20, 2003 Frank Joanlanne was appointed Senior Vice President, Webcasting Services. The Form 3 reporting this appointment was not filed until April 9, 2003.

ELECTION OF DIRECTORS

(PROPOSAL 1)

      Our Bylaws currently provide that our Board of Directors will consist of no fewer than two nor more than twelve members. The Board is currently fixed at seven members. Our Board of Directors consists of three classes of directors with overlapping three-year terms. Directors are to be elected each year at the Annual Meeting of Stockholders to fill vacancies that exist in Class 1, Class 2 and Class 3 with terms expiring at the Annual Meeting of Stockholders appropriate for each respective Class. At the 2003 Annual Meeting of Stockholders, one director will be elected to hold office as a Class 3 director for a term that will expire at the Annual Meeting of Stockholders in 2004 or when his successor is elected and qualified or his earlier death, resignation or removal; two directors will be elected to hold office as Class 1 directors for terms that will expire at the Annual Meeting of Stockholders in 2005 or when their successors are elected and qualified or their earlier death, resignation or removal, and two directors will be elected to hold office as Class 2 directors for terms that will expire at the Annual Meeting of Stockholders in 2006 or when their successors are elected and qualified or their earlier death, resignation or removal.

      Under our Certificate of Incorporation and the Bylaws, a majority of the directors then in office may vote to fill any vacancies on the Board or any newly created directorships. Pursuant to this provision, and in connection with the investment in the Company by Moneyline, during 2002 Charles Auster, Bernard Battista, Alexander Russo and David Walsh were appointed to our Board. Pursuant to the Stockholders Agreement with Moneyline, Moneyline currently has the right to nominate four individuals for election to our Board. In accordance with this right, the Board has nominated for election to our Board of Directors at the 2003 Annual Meeting of Stockholders (i) Mr. Auster to serve as Class 3 nominee with a term expiring at the Annual Meeting of Stockholders to be held in 2004 or until his successor is elected and qualified or his earlier death, resignation or removal, (ii) Mr. Battista to serve as Class 1 nominee for election to our Board of Directors with a term expiring at the Annual Meeting of Stockholders to be held in 2005 or until his successor is elected and qualified or his earlier death, resignation or removal, and (iii) Mr. Russo and Mr. Walsh to serve as Class 2 nominees for election to our Board of Directors, with terms expiring at the Annual Meeting of Stockholders to be held in 2006 or until their successors are elected and qualified or their earlier death, resignation or removal. Each of these nominees currently serves on the Board. See “Directors and Executive

Officers-Board Membership Agreements” for a more detailed description of the provisions of the Stockholders Agreement governing the composition of our Board.

      The Board has also nominated for election to our Board of Directors at the 2003 Annual Meeting of Stockholders Nicholas Balletta to serve as Class 1 nominee with a term expiring at the Annual Meeting of Stockholders to be held in 2005 or until his successor is elected and qualified or his earlier death, resignation or removal.

      The other two members of our Board are (i) Mr. Muscari, the Chief Executive Officer of the Company, who serves as a Class 3 nominee for a term expiring at the Annual Meeting of Stockholders to be held in 2004 or until his successor is elected and qualified or his earlier death, resignation or removal and (ii) Dr. Cacciamani, who serves as a Class 3 nominee for a term expiring at the Annual Meeting of Stockholders to be held in 2004 or until his successor is elected and qualified or his earlier death, resignation or removal. Dr. Cacciamani is the only Independent Director (as such term is defined in the Stockholders Agreement) serving on our Board. Mr. Muscari and Dr. Cacciamani are not subject to election at the 2003 Annual Meeting of Stockholders.

      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy intend to vote those proxies for the election of the nominees listed below. The Board of Directors believes that each of the nominees will stand for election and will serve if elected. However, if any of the nominees fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend. There is no cumulative voting for the election of directors. Assuming the presence of a quorum at the 2003 Annual Meeting of Stockholders, directors will be elected by the affirmative vote of a plurality of the shares of common stock cast on the proposal.

      Biographical information regarding the nominees is included in this proxy statement under the caption “Directors and Executive Officers.”

      The persons nominated for election as a director at the 2003 Annual Meeting of Stockholders and each prospective director’s Class and term are set forth below:

Class	Nominees	Term

Class 1	Bernard Battista	Until the Annual Meeting of Stockholders Held in 2005, or
	Nicholas Balletta	Until Their Successors are Elected and Qualified or Their Earlier Death, Resignation Or Removal
Class 2	Alexander Russo	Until the Annual Meeting of Stockholders Held in 2006, or
	David Walsh	Until Their Successors are Elected and Qualified or Their Earlier Death, Resignation or Removal
Class 3	Charles F. Auster	Until the Annual Meeting of Stockholders Held in 2004, or
Until His Successor is Elected and Qualified or His Earlier Death, Resignation Or Removal

Vote Required

      Approval of the election of each nominee as our director requires the affirmative vote of a plurality of the votes cast on the proposal at the 2003 Annual Meeting of Stockholders. In the event that any of the nominees should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for election as a director as our Board may recommend. We do not currently anticipate that any nominee will be unable or unwilling to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS
OUR DIRECTORS FOR THE TERMS INDICATED.

INDEPENDENT ACCOUNTANTS

      Deloitte & Touche has been our independent public accountant since July 2002. Representatives of Deloitte & Touche are expected to be present at the 2003 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      Ernst & Young LLP (“Ernst & Young”) acted as our independent public accountant from June 26, 2001 until July 19, 2002. The decision by the Company to replace Ernst & Young with Deloitte & Touche was made by our Board of Directors in connection with the majority equity investment made by Moneyline in the Company.

      The reports of Ernst & Young on the financial statements of the Company since Ernst & Young’s engagement on June 26, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports of the financial statements as of and for the year ended December 31, 2001 included an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. In addition, for the year ended December 31, 2001, Ernst & Young identified a reportable condition in the Company’s internal controls relative to its ability to report in a timely manner as required under the Securities Exchange Act of 1934 (the “Exchange Act”). During Ernst & Young’s engagement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or other auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused them to make reference thereto in their report on the financial statements.

      During the first four and a half months of 2002 the financial staff at the Company was fully engaged in completing a financing transaction that was fundamental to the survival of the Company. This activity was being conducted at a time when the Company was severely strained from a liquidity standpoint. Both the financial situation in which the Company found itself and the demands of identifying, negotiating, and closing on a critical financing transaction required major time commitments from the Company’s financial staff, and created an inability to complete the Company’s 10-KSB filing in a timely manner. On May 17, 2002, these issues were resolved with the majority investment made in the Company by Moneyline. Since that date, there has been an orderly and planned transition in financial leadership. Our management is of the opinion that the factors that lead Ernst & Young to identify a reportable condition in the Company’s internal controls relative to the Company’s timely filing of its 10-KSB have been eliminated and the Company believes it will soon be in a position to report in a timely manner as required under the Exchange Act on a going forward basis. Our management also informed Deloitte & Touche of the steps taken to address the reportable condition in the Company’s internal controls and authorized Ernst & Young to respond fully to inquiries from Deloitte & Touche with respect to the reportable condition.

      PricewaterhouseCoopers (“PwC”) acted as the Company’s independent public accountants from 1998 to June 26, 2001 and one of its predecessors, Coopers & Lybrand LLP, acted as the Company’s independent public accountant from 1994 to 1998. The decision to dismiss PwC was made by the Board of Directors upon the recommendation of the Company’s management.

      The reports of PwC on the financial statements of the Company for the years ended December 31, 2000 and 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that each included an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. In connection with its audits for the years ended December 31, 2000 and 1999 and through June 26, 2001, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or other auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years, except as described in the following paragraph.

      The Company’s management initially determined to record in fourth quarter 2000 revenues, the revenue from an education-related order pursuant to which inventory was shipped in the fourth quarter of 2000 but delivered in the first quarter of 2001. The original documentation of the Company and its customer were inconsistent as to when title to the inventory passed to the customer. When this inconsistency was identified by the Company’s auditors during the audit process, in an effort to resolve this inconsistency the Company subsequently obtained additional documentation from its customer confirming that the customer’s purchase order was incorrect and indicating that the Company’s documentation accurately reflected the parties’ agreement. However, PwC indicated that, in their view, this subsequent documentation was not sufficiently persuasive for purposes of recognizing revenue on any basis other than that indicated by the customer’s purchase order, while the Company felt it was appropriate to consider the later documentation. In order to clarify this issue, the Company requested the view of the SEC staff as to whether the independent accountants could consider the information obtained after December 31, 2000, to confirm the existence and terms of the agreement with the customer at December 31, 2000. In accordance with the comments of the staff of the SEC and the professional judgment of PwC, the Company did not recognize the revenues from this contract in the fourth quarter of 2000. The matter was discussed with the Company’s Audit Committee and was resolved to the satisfaction of both PwC and the Company. The Company has authorized PwC to respond fully to the successor auditors regarding this disagreement.

Fees Paid to Principal Accountant

      During fiscal year 2002, the Company retained its principal accountants, Ernst & Young and Deloitte Touche respectively, to provide services in the following categories and amounts. PricewaterhouseCoopers was engaged as required given their prior service as the Company’s independent auditors.

	PWC	E&Y	Deloitte Touche

Audit Fees	$20,775	$184,255	$321,952
Financial Information Design & Information Fees	$—	$—	$—
All Other Fees	$—	$25,427	$94,006

      The Audit Committee has considered and confirmed that the provision of non-audit services by Ernst & Young and Deloitte Touche were/are compatible with maintaining auditor independence.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

      Under rules of the Securities and Exchange Commission, in order for stockholder proposals to be presented at the 2004 Annual Meeting of Stockholders, such proposals must have been received by our Corporate Secretary at our principal office in Portsmouth, New Hampshire not later than January 31, 2004.

By Order of the Board of Directors,

/s/ Roger A. Booker
Roger A. Booker
Secretary

Dated: April 15, 2003

STOCKHOLDERS ARE REMINDED TO VOTE THE ENCLOSED PROXY BY MAIL, BY TELEPHONE, OR VIA THE INTERNET. IF YOU VOTE BY MAIL, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

ATTACHMENT A

Video Network Communications, Inc.

AUDIT COMMITTEE CHARTER

April 3, 2003

The purpose of the Audit Committee of the Board of Directors (the “Committee”) is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Corporation and its subsidiaries. The Committee shall consist of a minimum of two directors, one of whom shall be independent (as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards), and shall have general oversight responsibility with respect to the Corporation’s financial reporting.

In performing its oversight responsibility the Committee shall make recommendations to the Board of Directors as to the selection, retention or change in the independent accountants of the Corporation; and review with the independent accountants the scope of their examination and other matters relating to both their audit and non-audit activities. In undertaking the foregoing responsibilities, the Committee shall have unrestricted access, if necessary, to personnel of the Corporation and documents and shall be provided with the resources and assistance necessary to discharge its responsibilities, including periodic reports from management assessing the impact of regulation, accounting, and reporting of other significant matters that may affect the Corporation. The Committee shall review the financial reporting and adequacy of internal controls of the Corporation, consult with the independent accountants, and from time to time, but not less than annually, report to the Board.

The Board of Directors shall fill vacancies in the membership of the Committee. The chairperson of the Committee shall be designated by the Board of Directors, provided that if the Board of Directors does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson. The chairperson of the Committee shall have “accounting or related financial management expertise,” as such qualifications are interpreted by the Board of Directors in its business judgment. The Committee shall meet once every fiscal quarter or more frequently as it determines is necessary to carry out is duties and responsibilities.

In meeting its responsibilities, the Audit Committee is expected to:

1.	Provide an open avenue of communication between and among the Board of Directors, the Committee, the Corporation’s independent auditors, the Corporation’s internal auditing department and management, including providing such parties with appropriate opportunities to meet privately with the Committee.

2.	Review and update the Committee’s charter annually.

3.	Receive copies of all quarterly financial statements and other financial information provided to stockholders and timely review with the Corporation’s chief accounting officer and senior management as deemed appropriate.

4.	Recommend to the Board of Directors the independent accountants to be retained, approve the independent accountants annual engagement letter, including their fees proposed therein, and if applicable, review and approve their discharge.

5.	When applicable, review and concur in the appointment of a director of internal auditing or other individuals charged with the role of overseeing the internal audit process.

6.	Review and preapprove in its sole discretion non-audit services and related fees provided by the independent accountants.

7.	Consider, with management and the independent accountant, the audit scope and plan of the independent accountants.

8.	Consider and review with the independent accountants:

a).	The adequacy and effectiveness of the Corporation’s internal controls.

b).	Any related significant findings and recommendations of the independent accountants together with management’s responses thereto.

c).	The independent auditor’s internal quality-control procedures.

d).	Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

e).	All relationships between the independent auditors and the Corporation (including a description of each category of services provided by the independent auditors to the Corporation and a list of the fees billed for each such category).

9.	Oversee the independence of the Corporation’s independent auditors by, among other things:

a).	Actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board of Directors take appropriate action to satisfy itself of the auditors’ independence.

b).	Considering whether there should be a regular rotation of the lead audit partner of the then current independent auditors or of the audit firm itself.

10.	Review with management, the independent accountants and, if appropriate, the director of the Corporation’s internal auditing department:

a).	The Corporation’s annual and quarterly financial statements and related footnotes, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

b).	The independent accountants’ audit of the financial statements and their report herein.

c).	The accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any filings with the SEC or other regulatory body.

d).	Major issues regarding accounting principles and financial statements presentation, including any significant changes in the Corporation’s selection or application of accounting principles and any analyses prepared by management and/or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the Corporation’s financial statements.

e).	Any significant changes required in the independent accountants’ audit plan.

f).	Any difficulties or disputes with management encountered during the course of the audit, including any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise).

g).	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

h).	Other matters related to the conduct of the audit, which are required to be communicated to the Committee under generally accepted auditing standards.

11.	Review with management the Corporation’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct.

12.	Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation.

13.	Review with management and the independent accountants filings with the SEC and other published documents containing the Corporation’s financial statements.

14.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider any material results of any review of these areas by the independent accountants.

15.	Meet with the independent accountants and management in separate executive sessions to discuss any matters that should be discussed privately with the Audit Committee.

16.	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

17.	Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities.

18.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board of Directors deems necessary or appropriate.

PROXY

VIDEO NETWORK COMMUNICATIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 6, 2003

The undersigned, a holder of common stock of Video Network Communications, Inc., a Delaware corporation (the “Company”) as of April 4, 2003, the record date for the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2003, does hereby appoint Roger A. Booker and Carl Muscari and each of them the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders, to be held at the Company’s principal executive offices located at 50 International Drive, Portsmouth, New Hampshire 03801, on Tuesday, May 6, 2003 at 1:00 p.m. local time, or at any adjournment or adjournments thereof.

(Continued and to be signed and dated on the other side.)

^ FOLD AND DETACH HERE ^

Please mark your votes like this	[X]

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

IF YOU WISH TO VOTE ELECTRONICALLY
PLEASE READ THE INSTRUCTIONS
BELOW

1.	To elect the following directors of the Company to serve for a term expiring at the respective annual meeting of stockholders or until his successor is elected and qualified or his earlier death, resignation or removal:

FOR	WITHHOLD AUTHORITY

[_]	[_]

01 Nicholas Balletta — Annual Meeting 2005
02 Bernard Battista — Annual Meeting 2005
03 Alexander Russo — Annual Meeting 2006
04 David Walsh — Annual Meeting 2006
05 Charles Auster — Annual Meeting 2004

(To withhold authority to vote for any particular Nominee, write the Nominee’s name in the space provided below).

COMPANY NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature  ___________________________  Signature  ___________________________  Date  __________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ^

VIDEO NETWORK COMMUNICATIONS, INC.

•	You can now vote your shares electronically through the Internet or the telephone.

•	This eliminates the need to return the proxy card.

•	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
ELECTRONICALLY